Exhibit 99.3

ITEM 6.	SELECTED FINANCIAL DATA

	Successor			Predecessor
	Twelve Months Ended December 31,		Two Months Ended December 31, 2006(c)	Ten Months Ended October 31, 2006(d)	Twelve Months Ended December 31,
	2008(a)	2007(b)			2005(e)	2004(f)
	(in millions, except per share data)
Statement of Earnings (Loss)
Net sales	$5,847	$4,978	$772	$4,627	$5,177	$4,626
Cost of sales	4,925	4,202	688	3,713	4,079	3,674

Gross margin	922	776	84	914	1,098	952
Marketing and administrative expenses	617	498	86	408	521	490
Science and technology expenses	69	63	30	48	56	44
Restructuring costs	7	28	20	12	—	—
Chapter 11-related reorganization items	1	—	10	45	45	54
Provision (credit) for asbestos litigation claims (recoveries)	—	—	—	(13)	4,267	(24)
Employee emergence equity program expense	26	37	6	—	—	—
(Gain) loss on sale of fixed assets and other	(32)	6	8	(65)	(18)	(2)

Earnings (loss) from continuing operations before interest and taxes	234	144	(76)	479	(3,773)	390
Interest expense (income), net	116	122	29	241	740	(12)
Gain on settlement of liabilities subject to compromise	—	—	—	(5,864)	—	—
Fresh-start accounting adjustments	—	—	—	(2,919)	—	—

Earnings (loss) from continuing operations before taxes	118	22	(105)	9,021	(4,513)	402
Income tax expense (benefit)	931	(8)	(35)	991	(400)	211

Earnings (loss) from continuing operations before equity in net earnings (loss) of affiliates	(813)	30	(70)	8,030	(4,113)	191
Equity in net earnings (loss) of affiliates	2	(1)	—	4	(5)	(2)

Earnings (loss) from continuing operations	(811)	29	(70)	8,034	(4,118)	189
Discontinued operations (g)
Earnings (loss) from discontinued operations, net of tax of $0, $5, $(5), $45, $24 and $25, respectively	—	9	(11)	127	35	36
Gain on sale of discontinued operations, net of tax of $0, $40, $0, $0, $0, and $0, respectively	—	60	—	—	—	—

Net earnings (loss)	(811)	98	(81)	8,161	(4,083)	225
Less: Net earnings (loss) attributable to noncontrolling interests	2	3	4	4	(1)	6

Net earnings (loss) attributable to Owens Corning	$(813)	$95	$(85)	$8,157	$(4,082)	$219

Amounts attributable to Owens Corning common stockholders:
Earnings (loss) from continuing operations, net of tax	$(813)	$26	$(74)	$8,030	$(4,117)	$183
Discontinued operations, net of tax	—	69	(11)	127	35	36

Net earnings (loss)	$(813)	$95	$(85)	$8,157	$(4,082)	$219

Basic earnings (loss) per common share
Earnings (loss) from continuing operations attributable to Owens Corning common stockholders	$(6.38)	$0.20	$(0.58)	$145.20	$(74.45)	$3.31
Earnings (loss) from discontinued operations attributable to Owens Corning common stockholders	$—	$0.54	$(0.09)	$2.30	$0.63	$0.65
Diluted earnings (loss) per common share
Earnings (loss) from continuing operations attributable to Owens Corning common stockholders	$(6.38)	$0.20	$(0.58)	$134.06	$(74.45)	$3.06
Earnings (loss) from discontinued operations attributable to Owens Corning common stockholders	$—	$0.53	$(0.09)	$2.12	$0.63	$0.60
Weighted-average common shares
Basic	127.4	128.4	128.1	55.3	55.3	55.3
Diluted	127.4	129.0	128.1	59.9	55.3	59.9

Statement of Cash Flows
Net cash flow provided by (used for) operating activities	$193	$182	$15	$(1,903)	$746	$449
Additions to plant and equipment	$(434)	$(247)	$(77)	$(284)	$(288)	$(232)

Balance Sheet Data
Total assets	$7,222	$7,851	$8,450	$8,857	$8,861	$7,749
Long-term debt, net of current portion	$2,172	$1,993	$1,296	$1,300	$36	$38
Liabilities subject to compromise	$—	$—	$—	$—	$13,520	$9,171
Total equity (deficit)	$2,780	$4,004	$3,710	$3,911	$(7,974)	$(3,921)

No dividends were declared or paid for any of the periods presented above.

ITEM 6.	SELECTED FINANCIAL DATA (continued)

(a)	During 2008, the Successor recorded $75 million of integration costs related to the Acquisition, $26 million of expenses related to our employee emergence equity program, charges of $10 million related to certain asset impairments, $9 million in expenses related to leases of certain precious metals used in production tooling, charges of $7 million for restructuring and a gain of $48 million related to the sale of certain precious metals used in production tooling.

(b)	During 2007, the Successor recorded charges of $54 million for restructuring and other charges (comprised of $28 million of restructuring charges and $26 million of other costs, which is inclusive of $21 million of accelerated depreciation), charges of $60 million related to certain asset impairments, $28 million of transaction costs related to the Acquisition, charges of $12 million related to the impact of inventory write-up due to the Acquisition, charges of $5 million related to the impact of inventory write-up in accordance with fresh-start accounting, charges of $1 million related to the write-off of in-process research and development due to the Acquisition, losses related to the exit of our HOMExperts service line of $7 million and $37 million of expenses related to our employee emergence equity program.

(c)	During the two months ended December 31, 2006, the Successor recorded charges of $32 million for restructuring and other charges (comprised of $20 million of restructuring charges and $12 million of other costs), $6 million of transaction costs related to the Acquisition, charges of $10 million for Chapter 11-related reorganization expenses, charges of $91 million related to the impact of fresh-start accounting (comprised of $70 million related to the impact of inventory write-up and $21 million related to the write-off of in-process research and development) and $6 million of expenses related to our employee emergence equity program.

(d)	During the ten months ended October 31, 2006, the Predecessor recorded income of $34 million for restructuring and other credits (comprised of $12 million of restructuring charges, $45 million of gains on the sale of metal, and $1 million of other gains), $7 million of transaction costs related to the Acquisition, charges of $45 million for Chapter 11-related reorganization expenses, income of $13 million for asbestos-related insurance recoveries and $247 million for accrued post petition interest.

(e)	During 2005, the Predecessor recorded charges of $4,267 million for additional provision for asbestos liability claims net of asbestos-related insurance recoveries, charges of $735 million for accrued post petition interest for the period from the Petition Date through December 31, 2005 on the Predecessor’s primary pre-petition bank credit facility, charges of $45 million for Chapter 11 related reorganization expenses, income of $13 million due to changes in the Ohio tax law during 2005, $7 million of gains from the sale of metal and gains of $5 million on the early extinguishment of Asian debt.

(f)	During 2004, the Predecessor recorded income of $5 million for restructuring and other charges, charges of $54 million for Chapter 11 related reorganization expenses, and income of $24 million for asbestos-related insurance recoveries.

(g)	Discontinued operations consist of the Company’s Siding Solutions business and Fabwel unit which were both sold during the third quarter of 2007.